BRT APARTMENTS CORP. REPORTS
FIRST FISCAL QUARTER RESULTS
FOR DECEMBER 31, 2017

Net Income of $0.45 and $1.13 per fully diluted share in First Fiscal Quarter of 2018 and 2017, respectively
Grows FFO to $0.20 per fully diluted share from $0.14 per fully diluted share
Increases AFFO to $0.26 per fully diluted share from $0.21 per fully diluted share

Great Neck, New York - February 9, 2018 - BRT APARTMENTS CORP. (NYSE:BRT), a growing multi-family real estate investment trust with properties located primarily in the Southeast United States and Texas today announced operating results for the three months ended December 31, 2017, the Company’s first quarter of fiscal 2018.

Fiscal First Quarter 2018 Highlights

•	Increases rental revenues by 12.5% as compared to the corresponding prior year period.

•
Net income of $0.45 per fully diluted share compared to $1.13 in the corresponding period of the prior year. The 2018 and 2017 quarters include $0.70 and $1.35, respectively, of net income per fully diluted share from gains on property sales, after giving effect to $0.18 and $1.23 per fully diluted share, respectively, of non-controlling interests.

•	Grows FFO 42.9% to $0.20 per fully diluted share from $0.14 per fully diluted share in the 2017 quarter.

•	Increases AFFO 23.8% to $0.26 per fully diluted share from $0.21 per fully diluted share in the 2017 quarter.

Jeffrey A. Gould, President and Chief Executive Officer, stated: “Our strong results in the first quarter reflect a culmination of portfolio repositioning activities during the last 12 months. While we expect to slow our sales activity in 2018, we will continue to selectively sell assets that no longer fit our longer-term strategy. Our pipeline remains full and we are prepared to redeploy our capital into accretive acquisitions as these selective sales occur. We are identifying attractive investment opportunities with value-add components that can add incremental growth above current rents as the properties are improved. We continue to target high-growth employment and population markets and are focused on creating value for our stockholders.”

Financial Results:

Net income attributable to common stockholders was $6.4 million, or $0.45 per diluted share, for the current three months, compared to net income of $15.8 million, or $1.13 per diluted share, for the three months ended December 31, 2016. The 2018 and 2017 quarters include $0.70 and $1.35, respectively, of net income per fully diluted share from gains on property sales, after giving effect to $0.18 and $1.23, per fully diluted share, respectively, of non-controlling interests.

Funds from Operations1 , or FFO, for the current quarter grew 42.9% to $0.20 per fully diluted share, from $0.14 per fully diluted share in the three months ended December 31, 2016. FFO for the current period was $2.9 million compared to $1.9 million in the corresponding period of the prior year. Adjusted Funds from Operations, or AFFO, for the 2018 fiscal quarter grew 23.8% to $0.26 per fully diluted share, from $0.21 per fully diluted share, in the corresponding prior year period. AFFO in the 2018 quarter was $3.7 million compared to $2.9 million in the 2017 quarter.

Operating Results:

As of February 9, 2018, BRT owns or has interests in 37 multi-family properties with 10,690 units, including properties in lease-up, under development, or owned by unconsolidated joint ventures, located across 11 states. Many of these properties are owned through consolidated joint ventures in which BRT owns a substantial equity interest.

____________________________
1A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.,

During the current quarter, average total occupancy at stabilized properties was approximately 93.7%, compared to approximately 93.2% during the 2017 quarter. Average rental rate per occupied unit at stabilized properties during the current quarter was approximately $967 per month compared to approximately $894 per month during the 2017 quarter. Stabilized properties include all our consolidated properties, other than those in lease-up or development, and for the 2018 quarter, also excludes a Katy, Texas property that was damaged by Hurricane Harvey.

Rental and other revenues from real estate properties for the current three months increased 12.8% to $28.2 million from $25.0 million for the quarter ended December 31, 2016.

Total expenses for the quarter ended December 31, 2017 were $32.3 million compared to $28.0 million for the quarter ended December 31, 2016 due primarily to increases in depreciation, interest expense and operating expense from the seven multi-family properties acquired since January 1, 2017.

Portfolio Activity:

During the current quarter, BRT acquired two multi-family properties with 324 units for a purchase price of $30.4 million, including $24.2 million of mortgage debt, and sold one property for a sales price of $22.3 million and a gain, net of non-controlling interests of $2.5 million, of $10 million.

Balance Sheet:

At December 31, 2017, BRT had: $21.8 million of cash and cash equivalents, including $8.1 million of restricted cash; total assets, net of accumulated depreciation, of $1.0 billion; total debt, net of deferred costs, of $749.1 million; and total stockholders’ equity of $170.4 million.

BRT’s mortgage debt of $712.1 million, net of deferred costs, has a weighted average interest rate of 4.07% and a weighted average remaining term to maturity of 6.9 years. Approximately 90.3% of the mortgage debt bears interest at a fixed rate. The balance of such debt represents short term or construction financing for properties in lease-up or development; BRT anticipates refinancing such debt when lease-up and development are complete.

Subsequent Events:

As previously reported, in February, BRT sold The Fountains Apartments and estimates that its share of the gain on this sale, net of non-controlling interests of approximately $20.5 million, will be approximately $21.3 million. BRT, through a joint venture in which it has a 50% equity interest, also acquired The Avenue Apartments for $71.3 million, including $53.1 million of mortgage debt.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures). Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2017 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended December 31, 2017 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2017 (Unaudited)	September 30, 2017
ASSETS
Real estate properties, net of accumulated depreciation	$931,996	$902,281
Real estate loan	5,350	5,500
Cash and cash equivalents	13,687	12,383
Restricted cash	8,074	6,151
Deposits and escrows	23,630	27,839
Investments in unconsolidated joint ventures	21,115	21,415
Other assets	8,933	9,359
Real estate property held for sale	—	8,969
Total Assets	$1,012,785	$993,897

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$712,061	$697,826
Junior subordinated notes, net of deferred costs	37,023	37,018
Accounts payable and accrued liabilities	20,354	22,348
Total Liabilities	769,438	757,192

Total BRT Apartments Corp. stockholders’ equity	170,412	165,996
Non-controlling interests	72,935	70,709
Total Equity	243,347	236,705
Total Liabilities and Equity	$1,012,785	$993,897

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31,
	2017	2016
Revenues:
Rental and other revenues from real estate properties	$28,162	$25,029
Other income	187	611
Total revenues	28,349	25,640

Expenses:
Real estate operating expenses	13,347	12,446
Interest expense	7,980	6,687
General and administrative	2,303	2,597
Depreciation	8,648	6,297
Total expenses	32,278	28,027
Total revenue less total expenses	(3,929)	(2,387)
Equity in loss of unconsolidated joint ventures	(25)	—
Gain on sale of real estate	12,519	35,838
Loss on extinguishment of debt	(257)	(799)
Income from continuing operations	8,308	32,652
Provision for taxes	106	350
Income from continuing operations, net of taxes	8,202	32,302
Net income attributable to non-controlling interests	(1,851)	(16,532)
Net income attributable to common stockholders	$6,351	$15,770

Per share amounts attributable to common stockholders:
Basic	$0.45	$1.13
Diluted	$0.45	$1.13

Funds from operations - Note 1	$2,887	$1,886
Funds from operations per common share - diluted - Note 2	$0.20	$0.14

Adjusted funds from operations - Note 1	$3,681	$2,863
Adjusted funds from operations per common share - diluted -Note 2	$0.26	$0.21

Weighted average number of shares of common stock outstanding:
Basic	14,022,438	13,898,626
Diluted	14,222,438	13,898,626

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31,
	2017	2016
Note 1:
Funds from operations is summarized in the following table:
GAAP Net income attributable to common stockholders	$6,351	$15,770
Add: depreciation of properties	8,648	6,297
Add: our share of depreciation in unconsolidated joint ventures	217	83
Deduct: gain on sale of real estate and partnership interest	(12,519)	(35,838)
Adjustments for non-controlling interests	190	15,574
NAREIT Funds from operations attributable to common stockholders	$2,887	$1,886

Adjustments for: straight-line rent accruals	(10)	(22)
Add: loss on extinguishment of debt	257	799
Add: amortization of restricted stock and restricted stock units	315	324
Add: amortization of deferred mortgage costs	359	301
Adjustments for non-controlling interests	(127)	(425)
Adjusted funds from operations attributable to common stockholders	$3,681	$2,863

Note 2:
Funds from operations per share is summarized in the following table:
GAAP Net income attributable to common stockholders	$0.45	$1.13
Add: depreciation of properties	0.59	0.46
Add: our share of depreciation in unconsolidated joint ventures	0.02	0.01
Deduct: gain on sale of real estate and partnership interest	(0.88)	(2.58)
Adjustment for non-controlling interests	0.02	1.12
NAREIT Funds from operations per common stock basic and diluted	0.20	0.14

Adjustments for: straight line rent accruals	—	—
Add: loss on extinguishment of debt	0.02	0.06
Add: amortization of restricted stock and restricted stock units	0.02	0.02
Add: amortization of deferred mortgage costs	0.03	0.02
Adjustments for non-controlling interests	(0.01)	(0.03)
Adjusted funds from operations per common stock basic and diluted	$0.26	$0.21